Exhibit 5.1

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T +1 202 637 5600
F +1 202 637 5910
www.hoganlovells.com

January 31, 2017

Board of Directors

CNB Financial Corporation

Ladies and Gentlemen:

We are acting as counsel to CNB Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with the public offering of up to $20,000,000 in aggregate value of the Company’s common stock, no par value, all of which shares (the “Shares”) are to be offered and sold by the Company from time to time in accordance with the terms of the At the Market Issuance Sales Agreement, dated January 31, 2017, by and between the Company and Keefe, Bruyette & Woods, Inc., as sales agents (the “Sales Agreement”) and as described in the prospectus supplement dated January 31, 2017 (the “Prospectus Supplement”) and the accompanying prospectus dated January 26, 2017 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-215449) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law of 1988, as currently in effect. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Sales Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Sales Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante     Amsterdam     Baltimore     Beijing     Brussels     Caracas     Colorado Springs     Denver     Dubai     Dusseldorf     Frankfurt     Hamburg     Hanoi     Ho Chi Minh City     Hong Kong     Houston     Johannesburg     London     Los Angeles     Luxembourg     Madrid     Mexico City     Miami     Milan     Monterrey     Moscow     Munich     New York     Northern Virginia     Paris     Perth     Philadelphia     Rio de Janeiro     Rome     San Francisco     São Paulo     Shanghai     Silicon Valley     Singapore     Sydney     Tokyo     Ulaanbaatar     Warsaw     Washington DC     Associated offices: Budapest     Jakarta     Jeddah     Riyadh     Zagreb.     For more information see www.hoganlovells.com

Board of Directors	January 31, 2017

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as to the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP